Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

June 7, 2002

Integrated Telecom Express, Inc.
400 Race Street
San Jose, CA 95126

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 7, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,500,000 shares of your Common Stock (the “Shares”) under the Integrated Telecom Express, Inc. (“ITeX”) 2001 Nonstatutory Stock Option Plan (the “Plan”). As legal counsel for ITeX, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI